UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2012

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona		85017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2012, the Board of Directors (the “Board”) of Grand Canyon Education, Inc. (the “University”), appointed Mr. Brian E. Mueller, the Company’s Chief Executive Officer, to the additional position of President, effective September 1, 2012. In that position, Mr. Mueller replaces Dr. Kathy Player, who, effective September 1, 2012, has accepted the position of Associate Provost.

In addition, effective immediately on July 26, 2012, the Board named Dr. W. Stan Meyer as the University’s Chief Operating Officer. Since June 2008, Dr. Meyer had served the University in the position of Executive Vice President.

In connection with the above described changes, Dr. Player has entered into a new employment agreement, effective September 1, 2012, having a two year term with a base annual salary of $200,000 and a target bonus of $25,000 per year. A copy of Dr. Player’s new employment agreement will be timely filed as an exhibit to an upcoming periodic report in accordance with applicable rules and regulations of the Securities and Exchange Commission.

The above described changes did not result in any adjustments to the previously disclosed compensation for Messrs. Mueller and Meyer.

Item 8.01.	Other Events.

The University has in effect a stock repurchase program under which our Board has authorized the University to repurchase up to $50 million of common stock, from time to time, depending on market conditions and other considerations, through a period ending September 30, 2012. Repurchases occur at the Company’s discretion and may be made in the open market or in privately negotiated transactions, pursuant to the applicable Securities and Exchange Commission rules. Decisions regarding the amount and timing of future share repurchases, if any, are made as market and business conditions warrant.

On July 26, 2012, the Board extended the expiration date on the repurchase authorization to September 30, 2013. At June 30, 2012, there remained $24.1 million available under the current share repurchase authorization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: July 31, 2012	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)